Exhibit 4.1

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of July 11, 2017, between Chinos Intermediate Holdings A, Inc., a Delaware corporation (the “Company”) and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of November 4, 2013 (as previously amended, the “Indenture”), providing for the issuance of the Company’s 7.75%/8.50% Senior PIK Toggle Notes due 2019 (the “Notes”);

WHEREAS, $566,497,757.18 in aggregate principal amount of the Notes is currently outstanding;

WHEREAS, subject to certain exceptions, Section 9.02 of the Indenture provides, among other things, that the Company, the Guarantors, if any, and the Trustee may amend or supplement the Indenture with the consent of Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes);

WHEREAS, the Company has (i) offered to exchange (the “Exchange Offer”) the Notes for (a) new 13% Senior Secured Notes due 2021 to be issued by J. Crew Brand, LLC, a Delaware limited liability company, and J. Crew Brand Corp., a Delaware corporation, both indirect wholly-owned subsidiaries of the Company and (b)(x) shares of 7% Non-Convertible Perpetual Preferred Stock, Series A and (y) shares of Class A Common Stock, in each case, to be issued by Chinos Holdings, Inc., a Delaware corporation and the direct parent of the Company, and (ii) solicited consents from holders of the Notes to amend the Indenture;

WHEREAS, the Company has received, and, in accordance with Section 9.02 of the Indenture, has delivered to the Trustee, evidence of the consent of the holders of at least a majority in principal amount of the Notes;

WHEREAS, the Company requests the Trustee to join with it in the execution and delivery of this First Supplemental Indenture, and, in accordance with Section 9.02 and Section 9.06 of the Indenture, the Company has delivered to the Trustee simultaneously with the execution and delivery of this First Supplemental Indenture an Officer’s Certificate and an Opinion of Counsel relating to this First Supplemental Indenture; and

WHEREAS, all requirements necessary to make this First Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been met and performed, and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects.

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the benefit of each other and for the equal and ratable benefit of the holders of the Notes as follows:

ARTICLE I

AMENDMENTS TO INDENTURE AND NOTES

Section 1.1. Amendments to Articles One, Two and Four of the Indenture.

(a) Section 1.01 of the Indenture is hereby amended to insert the following new definitions:

“Exchange Offer” means the offer to exchange the Notes for certain other securities conducted pursuant to that certain Offering Memorandum and Consent Solicitation Statement, dated as of June 12, 2017, as amended and supplemented from time to time.

“IPCo Notes Indentures” means (a) that certain indenture, to be dated upon completion of the Exchange Offer, by and among (i) J. Crew Brand, LLC, a Delaware limited liability company and J. Crew Brand Corp., a Delaware corporation, as the co-issuers (together, the “IPCo Notes Co-Issuers”), (ii) J. Crew Brand Intermediate, LLC, J. Crew Domestic Brand, LLC, and J. Crew International Brand, LLC, as the guarantors (collectively, the “IPCo Guarantors”), and (iii) U.S.

Bank National Association, as trustee and collateral agent, relating to the issuance of the 13% Senior Secured New Money Notes due 2021 and (b) that certain indenture, to be dated upon completion of the Exchange Offer, by and among the IPCo Notes Co-Issuers, the IPCo Guarantors, and U.S. Bank National Association, as trustee and collateral agent, relating to the issuance of the 13% Senior Secured Notes due 2021.

“Spring-Back Date” means the date and time at which a Spring-Back Event occurs.

“Spring-Back Event” means the occurrence of an Event of Default as defined under Section 6.01(9) of the IPCo Notes Indentures.

(b) Section 2.09 of the Indenture is hereby deleted in its entirety and replaced as set forth below:

SECTION 2.09.Treasury Notes.  Except during the pendency of a Consented Suspension Period (as defined below), in determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or a Guarantor or by any Affiliate of the Issuer or a Guarantor, shall be considered as though not outstanding, except that, for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded.  Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to such pledged Notes and that the pledgee is not the Issuer or a Guarantor or any Affiliate of the Issuer or a Guarantor.

(c) The Indenture is hereby amended by inserting the following new Section 4.17

SECTION 4.17.     Consent Solicitation Suspensions.

(a)

From and including the completion of the Exchange Offer until the Spring-Back Date, if any, Section 4.03, Section 4.04, Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.12, Section 4.13, Section 4.14, Section 4.15, clauses (3) and (4) of Section 5.01(a), Section 9.07 and Section 10.03 hereof (collectively, the “Suspended Sections”), and clauses (3), (4), (5), (6) and (7) of Section 6.01 hereof (collectively, the “Suspended Defaults” and, together with the Suspended Sections, the “Suspended Provisions”) shall not be applicable to the Notes.

(b)

During any Consented Suspension Period, the Issuer may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary,” unless such Subsidiary was also designated as an unrestricted subsidiary pursuant to the terms of the Term Facility.

(c)

Immediately upon the occurrence of a Spring-Back Event, the Issuer and its Restricted Subsidiaries will thereafter again (i) be subject to the Suspended Sections under this Indenture (other than Section 4.13) and the Suspended Defaults under this Indenture (other than clauses (4), (5), (6) and (7) of Section 6.01 hereof), in each case with respect to future events, (ii) be immediately subject to Section 4.13 and to clauses (6), and (7) of the Suspended Defaults, in each case including with respect to past events but only to the extent any action subject to Section 4.13 or any Default or Event of Default related to such Suspended Defaults is continuing and remains uncured as of the Spring-Back Date and (iii) be immediately subject to clauses (4), and (5) of the Suspended Defaults, in each case including with respect to past events but only to the extent any Default or Event of Default related to such Suspended Defaults is continuing and remains uncured for 30 days following the Spring-Back Date.  The period of time between the completion of the Exchange Offer and the Spring-Back Date is referred to in this Indenture as the “Consented Suspension Period.”

(d)

Notwithstanding the foregoing, in the event of any such reinstatement of the Suspended Provisions, no action taken or omitted to be taken by the Issuer or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under this Indenture with respect to the Notes; provided that (i) with respect to Restricted Payments made after such reinstatement, the amount available to be made as Restricted Payments will be calculated as though Section 4.07 hereof had been in effect prior to, but not during, the Consented Suspension Period; (ii) all Indebtedness incurred, or Disqualified Stock issued, during the Consented Suspension Period will be classified to have been incurred or issued pursuant to clause (3) of Section 4.09(b) hereof; (iii) any Affiliate Transaction entered into after such reinstatement pursuant to an agreement entered into during the Consented Suspension Period shall be deemed to be permitted pursuant to clause (6) of Section 4.11(b) hereof; (iv) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to take any action described in clauses (1) through (3) of Section 4.08(a) hereof that becomes effective during the Consented Suspension Period shall be deemed to be permitted pursuant to clause (1) of Section 4.08(b) hereof; (v) all Liens incurred during the Consented Suspension Period will have been classified to have been incurred pursuant to clause (7) of the definition of “Permitted Liens” and (vi) no Subsidiary of the Issuer shall be required to comply with Section 4.15 hereof after such reinstatement with respect to any guarantee entered into by such Subsidiary during the Consented Suspension Period.

(e)

On and after the occurrence of a Spring-Back Event,, the Issuer and its Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during the Consented Suspension Period, so long as such contract and such consummation would have been permitted during such Consented Suspension Period.

Section 1.2 Amendments To Notes. The Notes are hereby amended to revise all provisions therein, to the extent inconsistent with the amendments to the Indenture effected by this First Supplemental Indenture, consistent with the foregoing.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1 CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Section 2.2 INDENTURE. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this First Supplemental Indenture shall control.

Section 2.3 GOVERNING LAW. THIS FIRST SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 2.4 Consent to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this First Supplemental Indenture or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non‑exclusive jurisdiction of such courts in any such suit, action or proceeding.  Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court.  The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

Section 2.5 Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 2.6 SUCCESSORS. All agreements of the Company in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

Section 2.7 COUNTERPARTS. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This First Supplemental Indenture may be executed in multiple counterparts, which, when taken together, shall constitute one instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or electronic (in “.pdf” format) transmissions shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic (in “.pdf” format) transmission shall be deemed to be their original signatures for all purposes.

Section 2.8 SEVERABILITY. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.9 THE TRUSTEE. The Trustee accepts the amendments of the Indenture effected by this First Supplemental Indenture and agrees to perform its duties under the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining the rights and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define its rights and limit its liabilities and responsibilities in the performance of its duties under the Indenture as hereby amended. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of this First Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein. The Trustee makes no representation as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture, the Exchange Offer, the consents of the holders of the Notes, any document used in connection with the solicitation of consents or the Exchange Offer, or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company, and the Trustee assumes no responsibility for the same.

Section 2.10 EFFECTIVENESS. The provisions of this First Supplemental Indenture shall be effective upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the amendments set forth in Article I of this First Supplemental Indenture shall become operative only upon the consummation of the Exchange Offer. The Company shall notify the Trustee promptly after the Exchange Offer is consummated or after the Company shall determine that the Exchange Offer will not be consummated. The Company, by providing notice to the Trustee of the consummation of the Exchange Offer, hereby represents, warrants, and certifies to the Trustee that the holders of at least a majority in aggregate principal amount of the Notes outstanding have provided consents to the execution of this First Supplemental Indenture.

Section 2.11 EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and delivered, all as of the date first above written.

CHINOS INTERMEDIATE HOLDINGS A, INC. as Issuer

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: SVP, Finance and Treasurer

[Signature Page to First Supplemental Indenture]

U.S. BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Christopher J. Grell
Name: Christopher J. Grell
Title: Vice President

[Signature Page to First Supplemental Indenture]